Exhibit 99.3

Dow and Freepoint Eco-Systems announce supply agreement to transform plastic waste into new circular products

The supply agreement for 65,000 metric tons of circular feedstock advances the Companies’ shared goal to support a circular economy for plastics in North America.

•

Once completed, Freepoint Eco-Systems’ advanced recycling facility, to be built in Arizona, will be ISCC Plus-Certified and will recycle end-of-life plastic waste, otherwise destined for landfills or incineration, from the region.

•

As the sole offtaker from phase one of the Arizona facility, Dow will transform the certified-circular liquid supply into virgin-grade equivalent plastics and develop new products to meet customer demand for recycled content through a mass balance approach.

•	The supply agreement demonstrates Dow’s momentum towards achieving its “Transform the Waste” goal to accelerate the circular ecosystem.

MIDLAND, Mich. & STAMFORD, Conn. – May 16, 2024 – Today, Dow (NYSE: DOW) and Freepoint Eco-Systems Supply & Trading LLC (“Freepoint Eco-Systems”) announced an agreement for an estimated 65,000 metric tons per year of certified-circular, plastic waste-derived pyrolysis oil to produce new, virgin-grade equivalent plastics in Dow’s U.S. Gulf Coast operations. Together, Dow and Freepoint Eco-Systems are building a recycling system that converts plastic waste into valuable materials and fosters a circular economy for plastics in North America.

The pyrolysis oil will be produced at a new advanced recycling facility owned and operated by Freepoint Eco-Systems Eloy Recycling LLC, a Freepoint Eco-Systems affiliate. Once completed, the new advanced recycling facility, to be constructed in Arizona, will be ISCC Plus-Certified. The facility will process end-of-life plastic waste in the region, diverting it from landfills or incineration, by converting that waste into recycled pyrolysis oil. For every ton of plastic waste, approximately 70% is expected to be converted to pyrolysis oil and sold exclusively to Dow for phase one of the facility, beginning as early as 2026.

Utilizing the circular liquid supply, Dow will produce new products with virgin-grade equivalent plastics, replacing those made from conventional feedstock. The resulting circular products will be suitable for use in various applications including food-grade packaging (such as pet food, confectionery, and snacks) as well as medical and pharmaceutical packaging, while maintaining existing product performance and reducing reliance on fossil feedstocks.

“This agreement with Dow represents a substantial step toward accelerating the circular economy in the region and helps to scale what will be an important advanced recycling facility in the U.S.,” added Jeff McMahon, managing director at Freepoint Eco-Systems. “We are expanding capabilities for more circular economy solutions for plastic waste globally.”

“Our agreement with Freepoint Eco-Systems marks another important step in Dow’s pursuit to source circular supply and transform end-of-life plastic waste into products that help our customers meet their recycled content goals,” said Victor Zapata, North America commercial vice president of Dow Packaging and Specialty Plastics. “The Dow team is energized to work with an innovative partner like Freepoint Eco-Systems that shares our commitment to building a much-needed infrastructure for circular plastics.”

“Through this collaboration, Dow is redefining how we source raw materials for our products while tackling the challenge of plastic pollution,” said Issam Lazraq, Dow global sustainable feedstocks director, Feedstocks and Commodities. “By converting locally available plastic waste, that was destined for landfills or incineration, into pyrolysis oil supply for our U.S. Gulf Coast operations, we are building a reliable circular feedstock supply portfolio.”

As Freepoint Eco-Systems previously announced, once fully operational, the new facility will have a total nameplate capacity to recycle approximately 180,000 tons of plastic waste per year – equivalent to the weight of approximately 9,000 fully loaded semi-trailer trucks. Phase one, expected to start up in 2026, will initially process 90,000 tons of waste, yielding 65,000 metric tons of pyrolysis oil sold exclusively to Dow. The facility will be located in Eloy, Arizona, on 40 acres of undeveloped land.

“The development of this advanced recycling facility by Freepoint Eco-Systems and its affiliates, supported by the agreement with Dow, furthers Arizona’s position as a leader in the circular economy evolution for the region, creating quality green jobs and fueling continued sustainable economic growth for Eloy,” said Eloy Mayor Micah Powell.

Dow and Freepoint Eco-Systems share a commitment to advancing more sustainable, commercially viable, innovative solutions that build a global circular economy. This agreement is an example of how Dow works with expert partners to scale a materials ecosystem that aims to unlock the value of waste and build a progressive recycling infrastructure for plastics. Explore more by visiting dow.com/materialsecosystem.

About Freepoint Eco-Systems

Freepoint Eco-Systems and its related companies are affiliates of Freepoint Commodities LLC, a global commodities merchant providing supply chain management services and eco-friendly products and solutions to its customers. Among other things, Freepoint Eco-Systems is in the business of securing supplies of waste plastic that is not being recycled and converting that waste into reusable products via its advanced recycling facilities. Freepoint Eco-Systems and its related companies are engaged in business operations in the U.S., Europe, and Asia. More information can be found at www.FreepointEcoSystems.com.

About Dow

Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

For further information, please contact:

Sarah Young	Kelly Logan
Dow	Freepoint Eco-Systems
+1 989-638-6871
Syoung3@dow.com	Kelly.Logan@rfbinder.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow